FOR IMMEDIATE RELEASE

Contact:
Craig Eisenacher
Bristol West Insurance Group
Phone: (954) 316-5192

BRISTOL WEST REPORTS SECOND QUARTER 2005 EARNINGS

DAVIE, Fla., August 9, 2005 -- Bristol West Holdings, Inc. (NYSE: BRW) today reported that its earnings for the quarter ended June 30, 2005, were $13.1 million or $0.41 per share. The Company’s return on average equity for the twelve months ended June 30, 2005 was 19.2%.

Net income for the three months ended June 30, 2005 was $13.1 million compared to $15.7 million for the three months ended June 30, 2004, a decline of 17%. Net income per average fully diluted common share was $0.41 for the most recent three months compared to $0.48 for the three months ended June 30, 2004.

Net income for the six months ended June 30, 2005 was $29.9 million compared to $30.2 million for the six months ended June 30, 2004, a decline of 1%. Net income per average fully diluted common share was $0.92 for the six months ended June 30, 2005 compared to $0.95 for the six months ended June 30, 2004.

James R. Fisher, Chairman and CEO, said, “We will continue to improve our product structure through segmentation as well as develop technologies that improve service and lower cost. In this challenging marketplace, we are focused on maintaining our underwriting discipline and earning an attractive return on equity. Long term, we believe these strategies will create sustainable increases in shareholder value.”

Highlights

Highlights for the quarter ended June 30, 2005:

•	Increased number of agencies and brokerages with which we do business to approximately 7,000 as of June 30, 2005 from 6,600 as of March 31, 2005 and 6,300 as of December 31, 2004;

•	Increased point of sale underwriting to 96% of new business applications for the quarter;

•	A.M. Best Co. upgraded the financial strength rating of the Company’s four insurance companies to B++ (Very Good) in April 2005;

•	Repurchased 548,500 shares during the quarter as part of the previously announced $30 million stock buy-back program.

Earnings Before Taxes

Net income before taxes was $20.6 million for the second quarter of 2005 compared to $24.7 million for the second quarter of 2004, a decline of 17%.

Net income before taxes was $47.0 million for the six months ended June 30, 2005 compared to $47.6 million for the corresponding period of 2004, a decline of 1%.

Written Premium and Fees

Gross written premium declined by 10% to $157.8 million for the quarter ended June 30, 2005 compared to $175.2 million for the same quarter of 2004. A reduction in the provision for expected policy cancellations added $8.5 million or 5% to gross written premium in the current quarter compared to $0.6 million, or 0.3%, in the comparable quarter of 2004. The provision for expected policy cancellations adjusts the balances of premiums receivable and unearned premiums to amounts the Company expects to ultimately collect and earn. The decrease in the provision for cancellations during the current quarter reflects observed improvement in the Company’s policy retention.

Exclusive of the change in the provision for cancellations, gross written premium decreased 15% to $149.3 million for the quarter ended June 30, 2005 compared to $174.6 million for the same quarter of 2004, and decreased 16% for the six months to $319.8 million compared to $380.6 million for the comparable period of 2004. The decrease in gross written premium is primarily the result of intense competition in California, which continued during the current quarter, causing a decline in California premium of 27% for the current quarter compared to the same quarter of 2004, and 33% for the six months ended June 30, 2005 compared to the same period of 2004.

Net written premium increased to $140.4 million for the quarter ended June 30, 2005 from $85.8 million for the comparable quarter of 2004, an increase of 64%. The reduction in the percentage of premium ceded under quota share reinsurance in 2005 compared to 2004 added $72.1 million to the net written premium for the 2005 quarter compared to 2004.

Net written premium increased 114% to $397.1 million for the six months ended June 30, 2005 from $185.6 million for the comparable period of 2004. The termination and commutation of the Company’s 2004 quota share treaty and the reduction in the ceding percentage added $260.9 million to the net written premium for the six months of 2005 compared to the same period of 2004. Net earned premium and fees increased 71% to $170.0 million in the second quarter of 2005 compared to $99.6 million in the comparable quarter of 2004. For the six months ended June 30, 2005, net earned premium and fees increased 88% to $351.3 million from $187.1 million for the same period of 2004. The change in the cession percentage to 10% on business written in 2005 from 50% in 2004 was the principal reason for the increase.

Net Investment Income

Net investment income was $4.4 million for the quarter ended June 30, 2005 compared to $2.3 million for the same period of 2004, an increase of 91%. For the six months ended June 30, 2005, net investment income increased 95% to $8.0 million from $4.1 million for the same period of 2004. Investment income increased due to average invested assets having been significantly higher in both the quarter and six months ended June 30, 2005 compared to the corresponding periods of 2004. The Company’s initial public offering, which took place in February 2004, provided $113.4 million of net proceeds, and termination and commutation of the Company’s 2002-2004 quota share treaty resulted in the receipt of $196.6 million from the Company’s reinsurers on January 21, 2005.

Key Ratios

Due to the Company’s significant reduction in its quota share reinsurance cessions, the current period loss, expense and combined ratios are not comparable to those of the prior period on a net (after reinsurance) basis. The Company’s gross combined ratio (before the effects of reinsurance) was 89.8% for the second quarter of 2005 compared to 85.4% for the same quarter of 2004. The gross loss ratio increased by 1.6 points to 61.3% for the second quarter of 2005 compared to 59.7% for the second quarter of 2004. Commissions and other underwriting expenses (acquisition related expenses) increased by 2.4 points to 23.8% for the most recent quarter compared to 21.4% for the same quarter of 2004. Most of the increase emanates from net amortization of underwriting costs in the second quarter of 2005 as a result of the Company’s gross earned premium exceeding its gross written premium for the quarter. Also, during the second quarter, the Company incurred $935,000 before taxes related to regulatory inquiries concerning the Company’s reinsurance agreements.

On a net basis, the Company experienced $0.1 million of favorable development on loss and loss adjustment expenses related to prior years during the six months ended June 30, 2005 compared to $1.6 million of adverse development during the same period of 2004.

Condensed Consolidated Balance Sheets

The Company terminated and commuted its 2002-2004 quota share reinsurance agreement effective January 1, 2005 and settled all balances receivable and payable with its reinsurers on January 21, 2005. The commutation significantly impacted the balance sheet as summarized below:

Cash received	$ 196,648
Reduction in receivables from reinsurers	(392,081)
Increase in deferred policy acquisition costs	30,609
Net (reduction) in assets	(164,824)

Reduction in reinsurance payables	(164,824)
Net (reduction) in liabilities	$ (164,824)

Supplemental Information - Reinsurance

For the three months ended June 30, 2005, the Company ceded $12.7 million of earned premium to all reinsurers, or approximately 8% of its gross earned premium. Losses and commissions recovered from reinsurers totaled $11.8 million, for a net pre-tax cost of reinsurance to the Company of $0.9 million, or 7% of ceded earned premium for the quarter ended June 30, 2005. The current quota share agreement accounted for 82% ($10.4 million) of the ceded earned premium with a net pre-tax cost excluding lost investment income to the Company of 3% of the ceded earned premium.

Regulatory Inquiries

As previously reported, the Company has received subpoenas from the Florida Office of Insurance Regulation and the Securities & Exchange Commission (the “SEC”) and a grand jury subpoena from the United States Attorney for the Southern District of New York (the “USAO”) seeking information relating to the Company’s finite reinsurance agreements. The SEC and the USAO continue to request additional documents and information from the Company, including interviews of various individuals. The Company is cooperating with the Florida Office of Insurance Regulation, the SEC and the USAO.

Other than the current quota share agreement, which incepted January 1, 2005, all of the material reinsurance agreements to which the Company has been a party have been terminated and settled, and the reinsurers have been released from all future liabilities under the agreements. Inasmuch as the governmental investigations are ongoing and the various regulatory authorities could reach conclusions different from the Company’s concerning the treatment of these transactions in the Company’s financial statements, it would be premature to reach any conclusions as to the likely outcome of these matters and their potential impact upon the Company.

Share Repurchase Program

As previously announced, the Company’s Board of Directors has authorized the repurchase of up to $30 million of the Company’s outstanding common stock. Under this program, share purchases may be made from time to time in the open market depending on share price, market conditions, and other factors. During the quarter ended June 30, 2005, the Company repurchased 548,500 shares of its common stock at a cost of $9.4 million. For the six months ended June 30, 2005, a total of 982,600 shares have been repurchased at a total cost of $16.2 million.

About Bristol West

Bristol West Holdings, Inc. began its operations in 1973, and provides non-standard private passenger automobile insurance exclusively through agents and brokers in 21 states. Bristol West is traded on the New York Stock Exchange under the symbol, BRW.

For more information about Bristol West, please visit our website, www.bristolwest.com.

This press release may contain statements that constitute "forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995." Statements in this press release not dealing with historical results may be forward-looking and are based on estimates, assumptions and projections. Forward-looking statements may be identified by words such as "believe", "expect", "may", "will", "should", "seek", "intend", "plan", "estimate", "anticipate" or the negative version of those words or other comparable terminology and similar statements of a future or forward-looking nature.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Readers are advised to review the risk factors set forth in the company’s final prospectus dated February 11, 2004, and in its other documents filed with the United States Securities and Exchange Commission. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

BRISTOL WEST HOLDINGS, INC.
COMPARATIVE INCOME STATEMENTS
($ in thousands, except per share data)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
Income	2005	2004	2005	2004
Gross written premium	$ 157,780	$ 175,238	$ 328,130	$ 380,855
Net written premium	140,442	85,793	397,137	185,564
Gross earned premium	166,228	174,463	335,977	337,709

Net earned premium	$ 153,536	$ 81,101	$ 316,995	$ 150,710
Net investment income	4,402	2,258	8,035	4,063
Realized (loss) gain on investments, net	(25)	69	(26)	69
Fee income	16,512	18,504	34,278	36,354
Other income	678	457	1,426	1,070
Total income	175,103	102,389	360,708	192,266

Expenses
Losses and loss adjustment expenses incurred	103,553	54,652	211,318	102,218
Commissions and other underwriting expenses	40,796	13,890	81,611	23,387
Other operating and general expenses	8,545	8,350	17,810	15,414
Interest expense	1,034	723	2,002	1,374
Extinguishment of debt	0	0	0	1,613
Stock-based compensation	593	92	999	671
Total expenses	154,521	77,707	313,740	144,677

Income before federal and state income taxes	20,582	24,682	46,968	47,589

Federal and state income taxes	7,461	9,009	17,026	17,370
Net earnings	$ 13,121	$ 15,673	$ 29,942	$ 30,219

Net earnings before unusual charges*	$ 13,121	$ 15,848	$ 29,942	$ 31,786

Basic earnings per share	$ 0.42	$ 0.50	$ 0.96	$ 1.01
Diluted earnings per share	$ 0.41	$ 0.48	$ 0.92	$ 0.95
Diluted earnings per share before unusual charges	$ 0.41	$ 0.48	$ 0.92	$ 1.00

Weighted average common shares outstanding	30,971,987	31,226,618	31,243,792	29,852,208
Weighted average common shares outstanding
including potentially dilutive common shares	32,381,804	32,860,550	32,675,711	31,657,579

Loss ratio**	60.7%	54.6%	59.9%	54.3%
Expense ratio**	28.9%	22.2%	28.2%	20.6%
Combined ratio**	89.6%	76.8%	88.1%	74.9%

* Unusual charges in 2004 refers to charges related to the refinancing of the Company's credit facilities and stock awards to employees in connection with the Company's initial public offering.

** The Company includes Fee Income and Other Income in the denominator when calculating its loss and expense ratios for GAAP reporting.

BRISTOL WEST HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands, except share data)
(Unaudited)

	June 30,	December 31,
	2005	2004

Assets
Total investments	$ 431,631	$ 283,568
Cash and cash equivalents	61,313	11,508
Reinsurance receivables	45,579	402,019
Receivables, net	179,717	183,247
Goodwill	101,611	101,611
Other assets	80,437	58,967
Total assets	$ 900,288	$ 1,040,920

Liabilities and Stockholders' Equity
Total policy liabilities	$ 428,667	$ 437,996
Reinsurance payables	27,405	166,513
Accounts payable and other liabilities	38,875	40,700
Long-term debt	71,875	73,388
Total liabilities	566,822	718,597

Total stockholders' equity	333,466	322,323
Total liabilities and stockholders' equity	$ 900,288	$ 1,040,920

Book value per share	$ 10.72	$ 10.11

BRISTOL WEST HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)

GROSS WRITTEN PREMIUM PRODUCTION BY STATE
($ in millions)

	Three months ended			Six months ended
	June 30,		%	June 30,		%
State	2005	2004	Change	2005	2004	Change

California	$ 72.2	$ 98.8	-26.9%	$ 155.8	$ 230.7	-32.5%
Florida	22.8	24.4	-6.6%	48.0	47.3	1.5%
Michigan	20.3	16.7	21.6%	42.8	34.2	25.1%
Texas	5.6	3.4	64.7%	11.8	6.6	78.8%
New Hampshire	4.2	3.5	20.0%	8.0	6.4	25.0%
Pennsylvania	4.1	4.1	0.0%	7.5	8.2	-8.5%
South Carolina	4.0	4.2	-4.8%	10.0	8.2	22.0%
Maine	3.4	3.2	6.2%	7.2	6.6	9.1%
Georgia	2.1	3.0	-30.0%	5.0	6.1	-18.0%
Virginia	2.1	2.9	-27.6%	4.7	6.5	-27.7%
All Other (includes 11 states)	8.5	10.4	-18.3%	19.0	19.8	-4.0%
Total	$ 149.3	$ 174.6	-14.5%	$ 319.8	$ 380.6	-16.0%

Change in expected policy cancellation provision	8.5	0.6	n/m	8.3	0.3	n/m
Total, net of change in expected policy cancellation provision	$ 157.8	$ 175.2	-9.9%	$ 328.1	$ 380.9	-13.9%

RECONCILIATION OF GROSS AND NET COMBINED RATIOS

	Three months ended			Six months ended
	June 30,		%	June 30,		%
Ratio	2005	2004	Change	2005	2004	Change

Gross Loss Ratio	61.3%	59.7%	1.6%	60.4%	59.3%	1.1%
Gross Expense Ratio	28.5%	25.7%	2.8%	27.8%	25.5%	2.3%
Gross Combined Ratio	89.8%	85.4%	4.4%	88.2%	84.8%	3.4%

Effect of Reinsurance	-0.2%	-8.6%	8.4%	-0.1%	-9.9%	9.8%
Net Combined Ratio, as Reported	89.6%	76.8%	12.8%	88.1%	74.9%	13.2%

BRISTOL WEST HOLDINGS, INC.
SUPPLEMENTAL DATA
($ in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Underwriting Results Before Reinsurance

Revenues
Gross earned premium	$ 166,228	$ 174,463	$ 335,977	$ 337,709

Expenses
Losses and adjustment expenses incurred	112,499	115,498	224,669	222,617
Commissions	24,445	24,647	49,843	49,596
Other underwriting expenses	19,209	16,788	35,845	30,518
Other operating and general expenses	8,545	8,350	17,810	15,414
Total underwriting expenses	164,698	165,283	328,167	318,145
Gross underwriting result	1,530	9,180	7,810	19,564
Fee and other income	17,190	18,961	35,704	37,424
Pretax underwriting income	$ 18,720	$ 28,141	$ 43,514	$ 56,988

Reinsurance Ceded Results

Revenues
Ceded earned premium	$ 12,692	$ 93,362	$ 18,982	$ 186,999

Expenses
Ceded losses and adjustment expenses incurred	8,946	60,846	13,351	120,399
Ceding commissions	2,858	27,545	4,077	56,727
Total underwriting expenses	11,804	88,391	17,428	177,126
Ceded underwriting income	$ 888	$ 4,971	$ 1,554	$ 9,873

Net Underwriting Results

Revenues
Net earned premium	$ 153,536	$ 81,101	$ 316,995	$ 150,710

Expenses
Net losses and loss adjustment expenses incurred	103,553	54,652	211,318	102,218
Commissions - net of reinsurance	21,587	(2,898)	45,766	(7,131)
Other underwriting expenses	19,209	16,788	35,845	30,518
Other operating and general expenses	8,545	8,350	17,810	15,414
Total underwriting expenses	152,894	76,892	310,739	141,019

Net underwriting result	642	4,209	6,256	9,691
Fee and other income	17,190	18,961	35,704	37,424
Pretax underwriting income	$ 17,832	$ 23,170	$ 41,960	$ 47,115

	June 30,
Reinsurance Balances	2005	2004
Reinsurance recoverable on paid and unpaid losses and loss adjustment expenses	$ 18,298	$ 150,380
Prepaid reinsurance	20,611	103,331
Ceding commission receivable	6,670	111,092
Reinsurance payables	(27,405)	(163,733)
Net balance	$ 18,174	$ 201,070